 Exhibit 99.2

The #1 Airborne Healthcare Company

Air Methods Corporation Closes Acquisition
of Omniflight Helicopters, Inc.

DENVER, CO, August 1, 2011 – Air Methods Corporation (Nasdaq: AIRM), the largest air medical transportation company in the world, announced today that it has successfully completed its acquisition of OF Air Holdings Corporation and its subsidiaries, including Omniflight Helicopters, Inc. (together, Omniflight). Omniflight provides air medical transport services throughout the United States and provides these services under both the community-based and hospital-based service delivery models, utilizing a fleet of approximately 100 helicopters and fixed-wing aircraft. Omniflight is headquartered in Addison, Texas, with operations in 18 states involving over 75 base locations.

In connection with the closing of the acquisition of Omniflight, Air Methods successfully closed on a $200 million term loan with its bank group, led by KeyBank National Association (NYSE: KEY). The $200 million term loan, plus additional cash on hand, was used to finance the acquisition of Omniflight.

Aaron Todd, CEO of Air Methods stated, “We are very pleased to have completed all the necessary steps to close our acquisition of Omniflight within two weeks of our original expectation.  Closing this transaction during the peak summer months should provide greater financial offset to non-recurring transaction and transition costs which will be expensed during the initial months following closing.  The interest rate on our term loan is approximately 2.5%, which fluctuates with the London Interbank Offer Rate (LIBOR).  Our original pro-forma consolidated financial statements assumed an average rate of 5% cost of funds, thus providing added cushion from our initial projections.  We continue to believe that the operational efficiencies associated with this combination will help ensure that Air Methods remains cost competitive, while still maintaining its very high safety and quality standards.”

Air Methods Corporation (www.airmethods.com) is a leader in emergency aeromedical transportation and medical services. The Hospital Based Services Division is the largest provider of air medical transport services for hospitals. The Community Based Services Division is one of the largest community-based providers of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 300 helicopters and fixed wing aircraft.

Forward Looking Statements: This press release contains forward-looking statements which are subject to safe harbors created under the U.S. federal securities laws. These statements include, among others, statements regarding the expected benefits of the acquisition (financially or otherwise). Statements regarding future events are based on the Company’s current expectations and are necessarily subject to associated risks related to, among other things, costs associated with the acquisition, the retention of employees of Omniflight and the ability of the Company to successfully integrate Omniflight’s market opportunities, technology, personnel and operations, and other events that could adversely impact the integration of Omniflight, including industry or economic conditions outside of our control. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. For information regarding other related risks, see the “Risk Factors” section of the Company’s most recent Form 10-K filed with the SEC on March 11, 2011, and other risk factors described from time to time in the Company’s 10-Q and 10-K filings with the SEC.

CONTACTS:  Aaron D. Todd, Chief Executive Officer, (303) 792-7413. Please contact Christine Clarke at (303) 792-7579 to be included on the Company’s fax and/or mailing list.